Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption of “Experts” and to the use of our reports dated September 9, 2005 and February 27, 2006 with respect to the consolidated financial statements of Banco Macro Bansud S.A. and our report dated September 30, 2005 with respect to the financial statements of Nuevo Banco Suquía S.A. included in Amendment No. 4 to the Registration Statement (Form F-1 — 333-130901) and related prospectus of Banco Macro Bansud S.A. for the registration of shares of its Class B common stock.
/s/ Pistrelli, Henry Martin y Asociados S.R.L. — Member of Ernst & Young Global

City of Buenos Aires, Republic of Argentina
March 13, 2006